                             NUVEEN INVESTMENT TRUST

                        AMENDED DESIGNATION OF SERIES OF

                          SHARES OF BENEFICIAL INTEREST



     WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust dated May 6, 1996 (the "Declaration"), of Nuveen Investment Trust, a Massachusetts business trust (the "Trust"), the Trustees of the Trust, on June 20, 1996 and July 23, 1997 established and designated certain series of Shares (as defined in the Declaration) of the Trust by the execution of instruments establishing and designating such series and setting forth the special and relative rights of such series (the "Designation"). Such series were entitled:

                    Nuveen Growth and Income Fund;

                    Nuveen Balanced Stock and Bond Fund;

                    Nuveen Balanced Municipal and Stock Fund.

     WHEREAS, on March 17, 1998 the Trustees of the Trust established an additional series of Shares by the execution of an Establishment and Designation of Series of Shares of Beneficial Interest; said new series being entitled Nuveen Select European Value Fund;

     WHEREAS, the Trustees of the Trust, on May 16, 1998, changed the name of the new series from Nuveen Select European Value Fund to Nuveen European Value Fund;

     WHEREAS, the Trustees of the Trust, on January 2, 2001, changed the name of the series designated Nuveen Growth and Income Fund to the new name, Nuveen Large-Cap Value Fund;

     WHEREAS, the Trustees of the Trust, on September 24, 2002, established an additional series of Shares by the execution of an Amended Establishment and Designation of Series of Shares of Beneficial Interest; said new series being entitled Nuveen NWQ Multi-Cap Value Fund;

     WHEREAS, the Trustees of the Trust now desire to establish three additional series of Shares of the Trust;

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                                     -2-

     NOW THEREFORE, the Trustees of the Trust, effective October 7, 2004, hereby amend the Designation to establish and designate the following three series of Shares (each a "Fund") to have the special and relative rights described below:

     1. The following Funds are established and designated:

           Nuveen NWQ Small-Cap Value Fund

           Nuveen NWQ Global Value Fund

           Nuveen NWQ Value Opportunity Fund

     2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of such Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

     3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

     4. The assets and liabilities of the Trust shall be allocated among each Fund as set forth in Article IV, Section 5 of the Declaration.

     5. The designation of the Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

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                                       -3-

     6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of the Funds designated hereby without any action or consent of the Shareholders.

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                                       -4-

     IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 7th day of October 2004.

/s/ Timothy R. Schwertfeger                   /s/ Robert P. Bremner
----------------------------------            ----------------------------------
Timothy R. Schwertfeger,                      Robert P. Bremner
  as Trustee                                    as Trustee
333 West Wacker Drive                         333 West Wacker Drive
Chicago, Illinois 60606                       Chicago, Illinois  60606


/s/ Lawrence H. Brown                         /s/ Jack B. Evans
----------------------------------            ----------------------------------
Lawrence H. Brown,                            Jack B. Evans,
  as Trustee                                    as Trustee
333 West Wacker Drive                         333 West Wacker Drive
Chicago, Illinois 60606                       Chicago, Illinois  60606


/s/ William C. Hunter                         /s/ William J. Schneider
----------------------------------            ----------------------------------
William C. Hunter,                            William J. Schneider,
  as Trustee                                    as Trustee
333 West Wacker Drive                         333 West Wacker Drive
Chicago, Illinois 60606                       Chicago, Illinois  60606

/s/ Judith M. Stockdale
----------------------------------
Judith M. Stockdale,
  as Trustee
333 West Wacker Drive
Chicago, Illinois 60606



STATE OF ILLINOlS  )
                   ) SS.
COUNTY OF COOK     )

     Then personally appeared the above-named persons who are known to me to be Trustees of the Trust whose names and signatures are affixed to the foregoing instrument and who acknowledged the same to be their free act and deed, before me this 7th day of October 2004.

"OFFICIAL SEAL"

Virginia L. Corcoran                          /s/ Virginia L. Corcoran
Notary Public, State of Illinois              ----------------------------------
My Commission Expires:  10/27/05              Notary Public